Exhibit 99.1

FOR IMMEDIATE RELEASE
April 17, 2008	For More Information Contact:

Steven M. Zagar
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Announces Quarterly Results

Elizabethtown, Kentucky, April 17, 2008 — First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced diluted net income per share of $0.40 for the quarter ended March 31, 2008, compared to $0.48 for the quarter ended March 31, 2007.

During the first quarter, the Company announced the signing of a definitive agreement to acquire FSB Bancshares, Inc. and its wholly owned subsidiary, The Farmers State Bank located in Southern Indiana.  The Farmers State Bank is approximately $63 million in total assets and $52 million in deposits with offices in Harrison and Floyd County, Indiana.  These counties are adjacent to First Financial Service Corporation’s Kentucky counties of Meade and Jefferson.  The branches of The Farmers State Bank will become branches of First Financial Service Corporation’s wholly owned subsidiary First Federal Savings Bank.  The acquisition is expected to be completed during the second quarter of 2008 and is anticipated to be accretive to the Company’s earnings during the first full year of the combined operations.

“We completed the quarter with diluted earnings per share of $0.40, a 17% decline from $0.48 in the prior quarter,” commented Chief Executive Officer, B. Keith Johnson.  “A decline in net interest margin resulting from a 200 basis point reduction in rates by the Federal Reserve during the quarter was a significant cause for the decrease in earnings.  Also contributing to the decline for the quarter was an increase in the provision for loan loss as discussed below.  Further, our non-interest expense was higher increasing our efficiency ratio to 65% for the 2008 quarter from 63% for the same quarter in 2007 as we continue our retail branch expansion efforts.  We are currently developing two new full-service banking centers in our current footprint of Hardin and Bullitt County, Kentucky.  Additionally, we are excited about our move into Southern Indiana with the pending acquisition of The Farmers State Bank.  The acquisition will expand our presence in the Louisville metropolitan area and allow us to leverage our relationships from our existing branches in the region.”

The Company’s retail branch network continues to generate positive results.  Total deposits have grown at a 5% compound annual growth rate since the beginning of 2004.  Total deposits were $705 million at March 31, 2008, an increase of $15.8 million, or 2.3% for the first quarter.  The continued development of the retail branch network in the Louisville market continues to yield positive results.  The Company had a combined $44.3 million in deposits in its three full-service facilities in the Louisville market.  Two of these facilities were opened in 2004 while the third was opened in 2007.  Additional sites within the Louisville market are under development with our fourth location scheduled to open in the second quarter of 2009.  Twenty-six percent of the Company’s loan portfolio and 6% of its deposit portfolio reside in the Louisville market.

The Company continues to emphasize commercial lending, which has resulted in a 7% compound annual growth rate in the total loan portfolio and a 12% compound annual growth rate in commercial loans since the beginning of 2004.  Commercial loans were $562.7 million at March 31, 2008, an increase of $17.8 million, or 3% for the first quarter.  The growth in the Company’s commercial loan portfolio has favorably impacted the level of interest income generated by the Company.  Average earning assets increased $37.1 million for March 31, 2008, compared to March 31, 2007.  Despite the increase in earning assets, the Company’s net interest margin realized a decline.  Net interest margin decreased to 3.83% for the quarter ended March 31, 2008, compared to 3.96% for the quarter ended March 31, 2007.  The Federal Reserve has decreased the Federal Funds rate by 200 basis points since January of 2008.  Variable rate loans that are tied to the federal prime rate immediately repriced downward with these rate cuts.  However, interest rates paid on customer deposits have not adjusted downward proportionately with the declining interest yields on loans and investments.  57% of deposits are time deposits that reprice over a longer period of time.  The increase in the volume of earning assets did have a positive impact on net interest income, which increased $169,000 for the three months ended March 31, 2008, compared to the respective period ended March 31, 2007.

The percentage of non-performing loans to total loans decreased to 0.71% at March 31, 2008, compared to 0.81% at March 31, 2007.  Annualized net charge-offs as a percent of average total loans were 0.06% for the quarter ended March 31, 2008, compared to 0.02% for March 31, 2007.

Provision for loan loss expense increased $503,000 to $584,000 for the three months ended March 31, 2008, compared to the same period ended March 31, 2007.  The increase in provision for loan loss expense for the respective periods was largely related to growth in the loan portfolio, as well as from the specific reserve set aside for a loan classified during the first quarter ended March 31, 2008.  The Company recorded a lower provision for loan loss expense during the first quarter of 2007, based on improved performance of one of the Company’s credit relationships, which reduced the need for $181,000 in loan loss reserves.

Non-interest income increased slightly to $2.0 million for the three months ended March 31, 2008, compared to $1.9 million for the three months ended March 31, 2007.  Customer service fees on deposit accounts increased $143,000 for the first quarter 2008 compared to the same quarter in 2007.  Brokerage commissions, gain on sale of mortgage loans and other income also increased for the quarter.   These increases in 2008 were offset by a $227,000 gain on the sale of real estate held for development included in 2007’s non-interest income with no such gain recorded in 2008.  This real estate was held for development through the Company’s wholly owned subsidiary, First Federal Office Park, LLC.  Only one other property remains for sale in this development.  Excluding the prior period gain on the sale of real estate, non-interest income increased $236,000 for the first quarter of 2008 compared to the same quarter in 2007.

Non-interest expense increased $320,000 to $6.3 million for the three months ended March 31, 2008, compared to the same three months ended March 31, 2007.  Contributing to the increase in non-interest expense for the quarter was a $294,000 increase in employee compensation expense.  Twenty-five associates have been added with our expansion efforts.  Also contributing to the increase to non-interest expense were increases in office occupancy expense and equipment, FDIC insurance premiums, information systems and outside services and other expenses.  These increases were partially offset by the one-time write-off of $229,000 in unamortized issuance costs of our trust preferred securities in the first quarter of 2007.  Excluding the prior period write-off, non-interest expense increased $549,000 for the first quarter of 2008 compared to the same quarter in 2007.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 15 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP

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FIRST FINANCIAL SERVICE CORPORATION

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except share data)	March 31, 2008	December 31, 2007

ASSETS
Cash and due from banks	$18,304	$14,948

Securities available-for-sale	21,701	22,004
Securities held-to-maturity, fair value of $6,496 Mar (2008) and $17,624 Dec (2007)	6,418	17,681
Total securities	28,119	39,685

Loans held for sale	4,923	780
Loans, net of unearned fees	777,968	767,256
Allowance for loan losses	(8,395)	(7,922)
Net loans receivable	774,496	760,114

Federal Home Loan Bank stock	7,721	7,621
Cash surrender value of life insurance	8,381	8,290
Premises and equipment, net	27,306	26,335
Real estate owned:
Acquired through foreclosure	3,021	1,749
Held for development	45	45
Other repossessed assets	74	52
Goodwill	8,384	8,384
Accrued interest receivable	3,886	4,324
Other assets	1,894	1,144

TOTAL ASSETS	$881,631	$872,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$58,062	$46,978
Interest bearing	646,943	642,265
Total deposits	705,005	689,243

Short-term borrowings	34,400	42,800
Advances from Federal Home Loan Bank	53,049	53,083
Subordinated debentures	10,000	10,000
Accrued interest payable	654	1,093
Accounts payable and other liabilities	2,557	1,789
Deferred income taxes	1,285	1,223

TOTAL LIABILITIES	806,950	799,231
Commitments and contingent liabilities	—	—

STOCKHOLDERS’ EQUITY:
Serial preferred stock, 5,000,000 shares authorized and unissued	—	—
Common stock, $1 par value per share;authorized 10,000,000 shares; issued and outstanding, 4,664,235 shares Mar (2008), and 4,661,083 shares Dec (2007)	4,664	4,661
Additional paid-in capital	33,987	33,886
Retained earnings	36,222	35,225
Accumulated other comprehensive (loss)	(192)	(312)

TOTAL STOCKHOLDERS’ EQUITY	74,681	73,460
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$881,631	$872,691

FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)	Three Months Ended March 31,
	2008	2007
Interest and Dividend Income:
Loans, including fees	$14,032	$13,941
Taxable securities	384	612
Tax exempt securities	100	108
Total interest income	14,516	14,661

Interest Expense:
Deposits	5,686	5,946
Short-term borrowings	322	575
Federal Home Loan Bank advances	596	336
Subordinated debentures	167	228
Total interest expense	6,771	7,085

Net interest income	7,745	7,576
Provision for loan losses	584	81
Net interest income after provision for loan losses	7,161	7,495

Non-interest Income:
Customer service fees on deposit accounts	1,416	1,273
Gain on sale of mortgage loans	148	126
Gain on sale of real estate held for development	—	227
Brokerage commissions	118	97
Other income	272	222
Total non-interest income	1,954	1,945

Non-interest Expense:
Employee compensation and benefits	3,418	3,124
Office occupancy expense and equipment	653	566
Marketing and advertising	214	271
Outside services and data processing	717	666
Bank franchise tax	250	231
Write off of issuance cost of Trust Preferred Securities	—	229
Other expense	1,083	928
Total non-interest expense	6,335	6,015

Income before income taxes	2,780	3,425
Income taxes	897	1,108
Net Income	$1,883	$2,317

(1) Shares applicable to basic income per share	4,663,447	4,797,434
(1) Basic income per share	$0.40	$0.48

(1) Shares applicable to diluted income per share	4,697,876	4,848,711
(1) Diluted income per share	$0.40	$0.48

Cash dividends declared per share	$0.190	$0.173

(1) Adjusted to reflect the impact of the 10% stock dividend declared August 16, 2007.

FIRST FINANCIAL SERVICE CORPORATION

Unaudited Selected Ratios and Other Data

	As of and For the Three Months Ended March 31,
Selected Data	2008	2007

Performance Ratios

Return on average assets	0.87%	1.13%

Return on average equity	10.16%	12.99%

Average equity to average assets	8.52%	8.67%

Net interest margin	3.83%	3.96%

Efficiency ratio from continuing operations	65.31%	63.18%

Book value per share	$16.01	$15.10

Average Balance Sheet Data

Average total assets	$875,286	$834,582

Average interest earning assets	818,565	781,448

Average loans	774,443	719,783

Average interest-bearing deposits	639,274	631,332

Average total deposits	693,609	674,530

Average total stockholders’ equity	74,547	72,344

Asset Quality Ratios

Non-performing loans as a percent of total loans (1)	0.71%	0.81%

Non-performing assets as a percent of total loans (1)	1.11%	0.91%

Allowance for loan losses as a percent of total loans (1)	1.08%	1.06%

Allowance for loan losses as a percent of non-performing loans	151%	132%

Annualized net charge-offs to total loans (1)	0.06%	0.02%

(1) Excludes loans held for sale.